Dated December 8, 2006

Filed Pursuant to Rule 433

Registration Statement No. 333-132201


15NC1: CMS Curve Accrual Notes (the "Notes")

General

Issuer:

Toyota Motor Credit Corporation

Issuer Rating:

Aaa/AAA

Agent:

Morgan Stanley & Co. Incorporated

CUSIP:

89233PA30

Principal Amount:

US $10,000,000 (may be increased prior to Original Issue Date)

Trade Date:

December 8, 2006

Original Issue Date:

December 21, 2006

Stated Maturity Date:

December 21, 2021

Issue Price:

100%

Net Proceeds to Issuer:

100%

Agent's Discount or Commission:

0.00%

Reoffer Price:

Par

Business Days:

New York

Minimum Denominations:

$50,000 and $1,000 increments thereafter

Settlement:

DTC

Form of Note:

Book-entry only

Calculation Agent:

Deutsche Bank Trust Company Americas

Specified Currency:

U.S. Dollars

Redemption:

The Notes are subject to redemption by the Issuer, in whole, at Par, on December 21, 2007 and on each Interest Payment Date thereafter with 10 calendar days notice


Interest


Reference Index:

30CMS - 2CMS; where

"2CMS" is the 2-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time.

"30CMS" is the 30-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time.

Interest Rate:

Year 1:   8.00%

Year 2-Maturity:   8.00% * (N/M); where,

"N" is the total number of calendar days in the applicable Interest Calculation Period that the Reference Index sets greater than or equal to 0.00%; and

"M" is the total number of calendar days in the applicable Interest Calculation Period.

For the purpose of calculating the value of "N", for each calendar day in an Interest Calculation Period that is not a U.S. Government Securities Business Day, the Reference Index will revert to the setting on the previous U.S. Government Securities Business Day.

Interest Payment Dates:

Quarterly, on each March 21, June 21, September 21, and December 21, commencing with a first interest payment on March 21, 2007.

Interest Calculation Period:
	The quarterly period from and including the Issue Date (in the case of the first Interest Payment Date) or previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date.

Minimum Interest Rate:
	0.00%

U.S. Government  Securities Business Day:
	Any day except for a Saturday, Sunday or a day on which The Bond Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count Convention:

Actual / Actual

Business Day Convention:

Following

Period End Dates:

Unadjusted

Rate Cut-off:

Years 2-Maturity:   The Reference Index for a particular Interest Calculation
Period will be set five U.S. Government Securities Business Days prior to the related Interest Payment Date using the Reference Index level on such fifth U.S. Government Securities Business Day and will remain in effect until the related Interest Payment Date.

Risk Factors
       Investing in the Notes involves a number of risks, including risks associated with an investment in ordinary fixed rate notes. An investment in CMS Curve Accrual Notes such as the Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 2CMS and 30CMS, and other events that are difficult to predict and beyond the Issuer's control. Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0.0%.
       Beginning December 21, 2007, no interest will accrue on the Notes with respect to any calendar day on which 2CMS is greater than 30CMS.
For every calendar day on which 2CMS is greater than 30CMS, the effective interest rate for the applicable Interest Calculation Period will be reduced, and if 2CMS remains greater than 30CMS with respect to an entire Interest Calculation Period, the effective interest rate for that Interest Calculation Period will be 0.0%.

The Yield On The Notes May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.
       Beginning December 21, 2007, the Notes will bear interest at a rate of 0.0% per annum with respect to any calendar day on which 2CMS is greater than 30CMS. As a result, if 2CMS remains greater than 30CMS for a substantial number of calendar days during an Interest Calculation Period, the effective yield on the Notes for such Interest Calculation Period may be less than what would be payable on conventional, fixed-rate redeemable notes of the Issuer of comparable maturity.

Beginning December 21, 2007, the Reference Index For The Fifth U.S. Government Securities Business Day Preceding The End Of An Interest Calculation Period Will Be The Rate For The Remainder Of That Interest Calculation Period.
       Because the Reference Index determined on or otherwise applicable to the fifth U.S. Government Securities Business Day preceding the end of an Interest Calculation Period will be the Reference Index for the remainder of the Interest Calculation Period, if the Reference Index with respect to that U.S. Government Securities Business Day is not greater than or equal to 0.0% (i.e. 2CMS is greater than 30CMS), no interest will be paid on the Notes with respect to the remaining calendar days in that Interest Calculation Period, even if the Reference Index on any of the subsequent remaining calendar days were actually greater than or equal to 0.0%.

Secondary Trading May Be Limited.
       The Notes will not be listed on an organized securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow a holder to trade or sell Notes easily.

The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased. Some of these factors include:
          *	Changes in the levels of 2CMS and 30 CMS.
          *	Volatility of 2CMS and 30 CMS.
          *	Changes in U.S. interest and swap rates.

The Historical Performance Of 2CMS and 30CMS Are Not An Indication Of Their Future Performance.
       Historical performance of 2CMS and 30CMS should not be taken as an indication of the future performance during the term of the Notes. Changes in the levels of 2CMS and 30CMS will affect the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6387.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.